Filed Pursuant to Rule 433

Registration Statement No. 333-223441

April 17, 2018

REPUBLIC OF INDONESIA

Final Term Sheet

€1,000,000,000 1.750 per cent. Bonds due 2025 (the “2025 Bonds”)

1.	Issuer:	Republic of Indonesia (the “Republic”)

2.	Specified Currency:	Euros

3.	Principal Amount:	€1,000,000,000

4.	Public Offering Price:	99.804%

5.	Gross Proceeds:	€998,040,000

6.	Underwriting Discounts:	€399,216

7.	Net Proceeds (before expenses):	€997,640,784

8.	Interest Rate:	The 2025 Bonds will bear interest from April 24, 2018 at a rate of 1.750% per annum.

9.	Interest Payment Date:	Interest will be paid on April 24 of each year, commencing on April 24, 2019

10.	Maturity Date:	April 24, 2025

11.	Benchmark:	7-year Euro Mid Swap

12.	Benchmark Yield:	0.630 per cent.

13.	Re-offer Spread:	115 bps

14.	Re-offer Yield:	1.780%

15.	Specified Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

16.	Settlement Date:	April 24, 2018

17.	Business Day:	means any day except Saturday, Sunday, any day on which commercial banks in Jakarta, London or the city where the relevant paying or transfer agent is located are authorized or obligated by law, regulation or executive order to be closed, or any day on which the Trans-European Automated Real-time Settlement Express Transfer (TARGET2) System (or any successor thereto) is not open for business.

18.	Day count:	Actual/Actual (ICMA)

19.	Listing:	Expected listing of the Securities on the Singapore Exchange Securities Trading Limited and the Frankfurt Stock Exchange

20.	Settlement and Delivery:	The Republic expects that delivery of the Securities will be made against payment therefor on or about the Settlement Date, which will be the fifth business day following the date of pricing of the Securities. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Securities initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

21.	Joint Lead Managers/Underwriters:	Credit Agricole Corporate and Investment Bank, Deutsche Bank AG, London Branch, Goldman Sachs (Singapore) Pte., The Hongkong and Shanghai Banking Corporation Limited and Mandiri Securities Pte. Ltd.

22.	Co-Managers:	PT Danareksa Sekuritas, PT Trimegah Sekuritas Indonesia Tbk and PT Bahana Sekuritas

23.	Billing and Delivery:	Deutsche Bank AG, London Branch

24.	Security Identifiers:	ISIN: XS1810775145 / Common Code: 181077514

MiFID II professionals/ECPs-only – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels).

The Republic has filed a registration statement (including a prospectus) and other documents with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Republic has filed with the SEC for more complete information about the Republic and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Deutsche Bank AG, London Branch at Winchester House, 1 Great Winchester Street, London EC2N 2DB, UK, Attention: Syndicate Desk, by calling 44-20-754-59389, or by emailing dcm.sea@list.db.com.

A preliminary prospectus supplement dated April 17, 2018 can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1719614/000119312518119136/d550618d424b3.htm

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.